Exhibit 99.1

Contact:	James A. Tracy V.P. Finance/CFO

Vision Sciences Announces Exclusive Distribution Agreement With

Medtronic USA, Inc.

for Its Urology Products within the United States and Canada

Natick, Mass. – January 3, 2005 -  Vision-Sciences, Inc., (Nasdaq: VSCI) announced today that it has signed a distribution agreement under which Medtronic USA, Inc. (a unit of Medtronic, Inc. (NYSE: MDT)) has become the exclusive distributor in the U.S. and Canada of Vision Sciences’ Flexible Cystoscope with Slide-On™ EndoSheath® System within the field of urology including urogynecology.  Medtronic will market and sell Vision Sciences’ cystoscopy products, under Vision Sciences’ brand names, through its dedicated urodiagnostic sales force.

“We are extremely pleased to have Medtronic recognize the value of the Flexible Cystoscope with Slide-On™ EndoSheath® System and become our marketing and distribution partner in the US and Canada for our new and growing urology product line.  Following a strong interest during the annual American Urology Association congress held in San Francisco earlier this year, this agreement marks the official commercial introduction of our new technology and product line to the domestic urology market. We believe that the innovative EndoSheath® System, coupled with Medtronic’s highly professional and established sales and marketing forces, will result in effective market penetration for the products.  We are also very pleased with the fact that this is the second Medtronic division with which we have established distribution arrangements, following the exclusive distribution agreement we entered into in August 2003 with Medtronic Xomed, the company’s ENT division. We look forward to a long and mutually rewarding relationship between the two companies,” stated Ron Hadani, President and CEO of Vision-Sciences, Inc.

Vision-Sciences, Inc. designs, develops, manufactures and markets unique flexible endoscopic products utilizing sterile disposable sheaths, the Slide-On™ EndoSheath® System, which provide the users quick, efficient product turnover while ensuring the patient a contaminant-free product. Information about Vision Sciences’ products is available on the Internet at www.visionsciences.com.

Except for the historical information herein, the matters discussed in this news release include forward-looking statements for the purposes of the safe harbor protections under The Private Securities Litigation Reform Act of 1995.  Future results may vary significantly based on a number of factors including, but not limited to, the availability of capital resources, risks in market acceptance of new products and services and continuing demand for the same, the impact of competitive products and pricing, seasonality, changing economic conditions and other risk factors detailed in our most recent annual report and other filings with the SEC.  The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

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